CERTIFICATE OF AMENDMENT TO THE
                           ARTICLES OF INCORPORATION
                                       OF
                             EQUIVEST FINANCE, INC.

      Pursuant to the requirements of Section 607.1006, Florida Statutes, the undersigned does hereby make, swear to, adopt and file this Certificate of Amendment to the Articles of Incorporation of EQUIVEST FINANCE, INC. ("Corporation"), which Corporation was incorporated under the laws of the State of Florida on August 31, 1983, under Charter No. G62115;

      1. The Board of Directors has proposed to the shareholders of the Corporation to increase the number of authorized shares of Common Stock of the Corporation from 10,000,000, par value of $.05, to 50,000,000, par value $.05, and the Board of Directors has consented to such amendment.

      2. The voting groups entitled to vote on the amendment are as follows: (i) the holders of the Common Stock, and (ii) the holders of the Common Stock, Convertible Preferred Stock and Series 2 Preferred Stock, voting as a group. No other groups of shareholders are entitled to vote as a group with respect to the amendment.

      3. A majority of the shareholders in each voting group have consented to such amendment. Therefore III.A of the Corporation's Articles of Incorporation shall be deleted in its entirety and the following inserted in its place:

      "A. 50,000,000 common shares at a par value of $.05 per share and"

      4. All other provisions of the Corporation's Articles of Incorporation shall remain in full force and effect, unaltered except as expressly provided above.

      5. The foregoing amendment to the Articles of Incorporation was adopted by the Corporation's Board of Directors and a majority of the shareholders entitled to vote thereon on the 29th day of October, 1997. The number of votes cast were sufficient for approval.

      DATED this 19th day of February, 1998.

                                            EQUIVEST FINANCE, INC.

****CORPORATE SEAL****

                                            By: /s/ Gerald L. Klaben, Jr.
                                                -------------------------
                                                Gerald L. Klaben, Jr.
                                                Executive Vice President

STATE OF NEW YORK )
                  : ss.
COUNTY OF ONODAGA )

      The foregoing was acknowledged before me this 19th day of February, 1998, by Gerald L. Klaben, Jr., to me personally known, and he acknowledged before me that he executed the foregoing Certificate of Amendment, under oath, for the purposes therein set forth with full authority in the premises.

****NOTARIAL SEAL****                           /s/ Jacqueline A. Davy
                                            --------------------------------
                                            NOTARY PUBLIC, State of New York

                                                       [SEAL]